Exhibit 99.1

BioAtla and GATC Health Announce a $40 Million Special Purpose Vehicle (SPV) Transaction to Advance Ozuriftamab Vedotin (Oz-V) into a Registrational Trial for 2L+ Oropharyngeal Squamous Cell Carcinoma (OPSCC)

•	BioAtla will receive an initial $5 million for general operating and Phase 3 clinical trial expenses to advance Oz-V in 2L+ OPSCC with the remaining $35 million anticipated to close in Q1 2026.

•	BioAtla to retain 65% ownership of Oz-V across all solid tumor indications after completion of the SPV transaction.

•	BioAtla will lead Phase 3 trial execution for Oz-V in OPSCC through data readout for potential accelerated approval and enrollment anticipated to begin early 2026.

•	Oz-V targets ROR2, an important receptor that not only drives tumor progression, but also regulates cellular senescence, which is linked to chronic diseases associated with aging.

SAN DIEGO, December 31, 2025 – BioAtla, Inc. (Nasdaq: BCAB), a global clinical-stage biotechnology company focused on the development of Conditionally Active Biologic (CAB) antibody therapeutics for the treatment of solid tumors, and GATC Health Corp. (GATC), a tech-bio company leveraging artificial intelligence (AI) to transform drug discovery and development, today announced a SPV transaction to advance ozuriftamab vedotin (Oz-V) (CAB-ROR2-ADC) in a Phase 3 Study in 2L+ oropharyngeal squamous cell carcinoma (OPSCC).

As part of the SPV transaction, BioAtla will receive an initial $5 million for general operating and 2L+ OPSCC clinical trial expenses from Inversagen AI, LLC, a newly formed company with a mission to cure age-related diseases. Inversagen AI, LLC was formed by GATC Health Corp. (a company with exclusive license rights to senescence AI longevity technologies) and Inversagen LLC (a company with exclusive license rights to BioAtla’s CAB senescence and longevity technologies).

The initial closing of the SPV transaction will occur concurrently with the initial closing of Inversagen AI, LLC’s financing and is expected to occur by January 30, 2026, with the remaining $35 million anticipated to close later in Q1 2026 when the Oz-V registrational clinical study is expected to begin, in each case subject to completion of financings by Inversagen AI, LLC and customary closing conditions. Inversagen AI will receive an aggregate 35% ownership stake in Oz-V, while BioAtla will retain 65% ownership across all Oz-V solid tumor indications after completion of the transaction.1 BioAtla and GATC Health also expect to collaborate with Inversagen AI for the research and development of CAB senolytic therapies with BioAtla maintaining rights to the cancer therapeutic applications of these new therapies.

“We are excited to announce this partnership for advancing Oz-V into Phase 3 development for the treatment of patients with OPSCC under this creative, single-asset financing structure which maximizes our equity value for our shareholders,” said Jay M. Short, Ph.D., Chairman, Chief Executive Officer and co-founder of BioAtla, Inc. “As we previously announced, we have a clear registrational path with the potential for accelerated approval in the US and are moving to initiate the Phase 3 pivotal trial, which we anticipate will begin enrollment in early 2026. In addition, we continue to advance discussions with potential partners to expand the opportunity more broadly with Oz-V into HPV-positive solid tumors, including cervical cancer.”

[1]	See “About Ozuriftamab Vedotin (Oz-V)” and “About Inversagen AI, LLC” below.

Ian Jenkins, Chief Scientific Officer at GATC Health added, “ROR2 is an attractive therapeutic target as it functions at the crossroads of cancer, senescence, and inflammation. ROR2 not only drives tumor progression, but also regulates cellular senescence to modulate growth arrest, and influences inflammatory responses that together affect tissue homeostasis and aging.”

“This is an important partnership for us as it provides a near-term commercial opportunity in OPSCC, as well as laying the foundation to advance the mission of Inversagen AI to cure age-related diseases,” said Jayson Uffens, Chief Technology Officerat GATC Health. “BioAtla’s CAB platform offers a novel, highly specific approach to senolytic therapy with the potential to overcome major limitations of current strategies that often harm beneficial senescent cells. Enabling the selective removal of inflamed, pathogenic senescent cells positions us at the forefront of advances in the treatment of longevity and age-related disease.”

Tungsten Advisors serves as financial advisor to BioAtla. Orrick, Herrington & Sutcliffe, LLP served as legal counsel to BioAtla.

About Ozuriftamab Vedotin (Oz-V)

Oz-V, CAB-ROR2-ADC, is a conditionally and reversibly active antibody drug conjugate directed against ROR2, a transmembrane receptor tyrosine kinase that is present across many different solid tumors including head and neck, lung, cervical, triple-negative breast cancer, and melanoma. Overexpression of ROR2, a non-canonical wnt5A signaling receptor, forms a cancer axis that is associated with poor prognosis and resistance to chemo- and immunotherapies. This Phase 3 stage clinical asset is targeting the treatment of OPSCC patients who have previously progressed on PD-1/L1 therapies with or without platinum chemotherapy. HPV associated expression of E6 and/or E7 oncoproteins drives cancer progression by upregulating ROR2 expression. As such, there is potential to expand the application of Oz-V more broadly beyond OPSCC to all HPV+ cancers, which represents a market opportunity of over $7 billion worldwide. The FDA granted Fast Track Designation to Oz-V for the treatment of patients with recurrent or metastatic squamous cell carcinoma of the head and neck (SCCHN). In addition, the company has secured a partnership with an unnamed commercial manufacturer for commercial supply of Oz-V to support cost-effective development through accelerated approval readout and commercial sales.

The oncology rights to Oz-V were licensed by BioAtla to a newly formed special purpose vehicle (Oz-V SPV) which remains a subsidiary of BioAtla. BioAtla will own 65% of the Oz-V SPV following the completion of the transaction. As a result, Inversagen AI, LLC will own an aggregate 35% of the Oz-V SPV and will share in commercialization-related expenses, as well as any additional development of earlier lines of therapy and / or new indications.

About OPSCC

OPSCC is a subset of squamous cell carcinoma of the head and neck (SCCHN) arising from the squamous cells that line the oropharynx, the middle part of the throat. This anatomic region is located behind the oral cavity and OPSCC typically involves the tonsils, soft palate, pharyngeal walls, and/or the base of the tongue. A striking year-to-year increase in OPSCC is due to the rapidly increasing incidence of HPV infections which currently represents approximately 80% of OPSCC in the United States. The prognosis is currently poor for patients with recurrent/metastatic OPSCC who have previously received standard treatments including surgery, radiation, platinum-based chemotherapy, and PD-1 inhibitor therapy.

About ROR2 and CAB Technology in Senescence

ROR2 is involved in pathways that regulate senescent cell survival and proliferation. Senescent cells resist apoptosis partly due to dysregulated signaling pathways that promote their persistence. ROR2-targeting agents could represent a new class of senolytics by modulating receptor signaling involved in regulating the senescent cell state. Senolytic therapies have the potential to improve tissue function, reduce chronic inflammation, and may extend healthy lifespan.

The Conditionally Active Biologics (CAB) technology is a proprietary technology engineered to bind only in acidic, inflammatory conditions found in diseased microenvironments, but not in normal tissues. By targeting key surface markers like ROR2, a receptor overexpressed in multiple solid tumors (pH5.3-6.7) and recognized for its role in inflamed senescent cells or Senescence Associated Secretory Phenotype (SASP; approximate pH6.5-7.0) regulation, CAB-enabled biologics enhance the precision approach to reduce chronic inflammation and tumor progression, while sparing beneficial cells.

About BioAtla®, Inc.

BioAtla is a global clinical-stage biotechnology company with operations in San Diego, California, and in Beijing, China through its contractual relationship with BioDuro-Sundia, a provider of preclinical development services. Utilizing its proprietary CAB platform technology, BioAtla develops novel, reversibly active monoclonal and bispecific antibodies and other protein therapeutic product candidates. CAB product candidates are designed to have more selective targeting, greater efficacy with lower toxicity, and more cost-efficient and predictable manufacturing than traditional antibodies. BioAtla has extensive and worldwide patent coverage for its CAB platform technology and products with greater than 780 active patent matters, more than 500 of which are issued patents. Broad patent coverage in all major markets include methods of making, screening and manufacturing CAB product candidates in a wide range of formats and composition of matter coverage for specific products. To learn more about BioAtla, Inc., visit www.bioatla.com.

About GATC Health Corp.

GATC Health Corp. is a technology company that is transforming drug discovery and development through its AI-driven platform and approach. The company’s validated and proprietary Multiomics Advanced Technology™ simulates human biochemistry’s billions of interactions to rapidly create novel therapeutics, identify and confirm targets, accelerate development, and derisk drug pipelines by predicting efficacy, safety, and off-target effects. Founded in 2020, GATC Health is headquartered in Irvine, CA. and has facilities in Utah, West Virginia and Washington DC. For more information, visit https://gatchealth.com/.

About Inversagen, LLC

BioAtla entered into an Exclusive License Agreement with Inversagen, LLC in 2019. Under the terms of the agreement, Inversagen, LLC acquired the rights to CAB-antibodies for the field of inflammatory diseases associated with aging and senescence in return for royalty payments in the low-single digits.

About Inversagen AI, LLC

Inversagen AI, LLC is a new company, with a mission to cure age-related diseases, formed with an initial 50:50 ownership between Inversagen, LLC (a company holding exclusive license to CAB senescence and longevity technologies from BioAtla) and GATC Health Corp (a company with exclusive rights to senescence AI longevity technologies). Alliance International Resources Corp. will lead the initial investment into Inversagen AI, LLC. The newly formed entity combines the strengths of both organizations to accelerate innovation at the intersection of biotechnology and artificial intelligence. Inversagen AI is poised to advance transformative solutions in the fields of aging, cellular health, and precision medicine. https://Inversagen.AI

Forward-looking Statements

Statements in this press release contain “forward-looking statements” that are subject to substantial risks and uncertainties. Forward-looking statements contained in this press release may be identified by the use of words such as “anticipate,” “expect,” “believe,” “will,” “may,” “should,” “estimate,” “project,” “outlook,” “forecast” or other similar words. Examples of forward-looking statements include, among others, statements we make regarding BioAtla’s business plans and prospects; the timing of the initial and second closings, the expected completion of financings by Inversagen AI, LLC, the expected completion of the SPV transaction, expected benefits and outcomes of our strategic partnerships and transactions; whether our clinical trials will support registration; the expected timing to initiate a Phase 3 study; the ability of Oz-V to progress to a Phase 3 study and receive accelerated or full approval; the potential for Oz-V to address the OPSCC population; the potential to expand the application of Oz-V more broadly beyond OPSCC to all HPV+ cancers; the potential market opportunity for Oz-V; achievement of milestones; results, progress and timing of our research and development programs and clinical trials; expectations with respect to enrollment and dosing in our clinical trials; the potential regulatory approval path for our product candidates; the expected timing of closing the transaction; and expectations regarding receipt of research and development support. Forward-looking statements are based on BioAtla’s current expectations and are subject to inherent uncertainties, risks and assumptions, many of which are beyond our control, difficult to predict and could cause actual results to differ materially from what we expect. Further, certain forward-looking statements are based on assumptions as to future events that may not prove to be accurate. Factors that could cause actual results to differ include, among others: factors that raise substantial doubt about our ability to continue as a going concern and that we will need additional funding to continue development of our CAB technology platform and our CAB product candidates; the risk that preliminary or interim clinical results may not be indicative of results from later cohorts or larger populations; potential delays in clinical and preclinical trials; the uncertainties inherent in research and development, including the ability to meet anticipated clinical endpoints, commencement and/or completion dates for clinical trials, regulatory submission dates, or regulatory approval dates, as well as the possibility of unfavorable new clinical data and further analyses of existing clinical data; whether regulatory authorities will be satisfied with the design of and results from the clinical studies or take favorable regulatory actions based on results from the clinical studies; our dependence on the success of our CAB technology platform; our ability to enroll patients in our ongoing and future clinical trials; the successful selection and prioritization of assets to focus development on selected product candidates and indications; our ability to form collaborations and partnerships with third parties and the success of such collaborations and partnerships; our reliance on third parties for the manufacture and supply of our product candidates for clinical trials; our reliance on third parties to conduct our clinical trials and some aspects of our research and preclinical testing; potential adverse impacts due to geopolitical or macroeconomic events outside of our control, including health epidemics or pandemics; and those other risks and uncertainties described in the section titled “Risk Factors” in our Annual Report on Form 10-K filed with the Securities and Exchange Commission (the “SEC”) on March 27, 2025, our Quarterly Reports on Form 10-Q filed with the SEC on May 6, 2025, August 7, 2025 and November 13, 2025 and our subsequent filings with the SEC. Forward-looking statements contained in this press release are made as of this date, and BioAtla undertakes no duty to update such information except as required under applicable laws.

Internal Contact:

Richard Waldron

Chief Financial Officer

BioAtla, Inc.

rwaldron@bioatla.com

858.356.8945

External Contact:

Joyce Allaire

LifeSci Advisors, LLC

jallaire@lifesciadvisors.com